Exhibit 23.1

New York Office: 805 Third Avenue New York, NY 10022 212.838.5100 www.rbsmllp.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Spectral Capital Corporation

We hereby consent to the inclusion in this Amendment No. 1 Registration Statement on Form S-1 of our report dated March 31, 2026, relating to the consolidated financial statements of Spectral Capital Corporation, which includes an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern, as of December 31, 2025 and 2024 and for each of the years in the two-year period ended December 31, 2025.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

New York, NY

August 5, 2026